                                                            Exhibit 11

            SUMMIT TECHNOLOGY, INC.
       STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
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

                                                           YEARS ENDED DECEMBER 31,

(IN THOUSANDS, EXCEPT PER SHARE  AMOUNT                    1998      1997       1996
----------------------------------------------------------------------------------------
Income (loss) from continuing operations               $ 36,730   $   828   $(13,491)
Gain on sale of discontinued operations, net of tax         943    23,910          -
Loss from discontinued operations                             -    (3,340)   (23,366)
                                                       --------   -------   --------
Income (loss) before cumulative
       effect of accounting principle change             37,673    21,398    (36,857)
Cumulative effect of accounting principle
       change, net of tax                               (10,103)        -          -
                                                       --------   -------   --------
Net income (loss)                                      $ 27,570   $21,398   $(36,857)
                                                       ========   =======   ========

BASIC EARNINGS (LOSS) PER SHARE:
--------------------------------

Weighted average common shares                           31,244    31,400     31,174
                                                       --------   -------   --------

Income (loss) from continuing operations               $   1.17   $  0.03   $  (0.43)
Gain on sale of discontinued operations, net of tax        0.03      0.76          -
Loss from discontinued operations                             -     (0.11)     (0.75)
                                                       --------   -------   --------
Income (loss) before cumulative
       effect of accounting principle change               1.20      0.68      (1.18)
Cumulative effect of accounting principle
       change, net of tax                                 (0.32)        -          -
                                                       --------   -------   --------
Net income (loss)                                      $   0.88   $  0.68   $  (1.18)
                                                       ========   =======   ========

DILUTED EARNINGS (LOSS) PER SHARE:
----------------------------------

Weighted average common shares                           31,244    31,400     31,174
Effect of dilutive stock options outstanding                 48       191        210
                                                       --------   -------   --------
      Total                                              31,292    31,591     31,384
                                                       ========   =======   ========

Income (loss) from continuing operations               $   1.17   $  0.03   $  (0.43)
Gain on sale of discontinued operations, net of tax        0.03      0.76          -
Loss from discontinued operations                             -     (0.11)     (0.74)
                                                       --------   -------   --------
Income (loss) before cumulative
       effect of accounting principle change               1.20      0.68      (1.17)
Cumulative effect of accounting principle
       change, net of tax                                 (0.32)        -          -
                                                       --------   -------   --------
Net income (loss)                                      $   0.88   $  0.68   $  (1.17)(A)
                                                       ========   =======   ========

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(A)  This computation is submitted as an exhibit to the Company's Form 10-K in accordance with Regulation S-K Item 601(b) (11), although presenting the computation is not in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share, because the computation produces an antidilutive result.